Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$1,125,000	$120.38
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $120.38 is being paid in connection with the registration of these Medium-Term Notes, Series B.

Filed pursuant to Rule 424(b)(8)
Registration No. 333-136666
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
The Bear Stearns Companies Inc.
Medium-Term Notes, Linked to the Performance of the Russell 2000® Index
Due January 30, 2011

•
The Notes are linked to the performance of the Russell 2000® Index (the “Index”). When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level.

•	The Cash Settlement Value will be calculated as follows:

(i) If, at maturity, the Index Return is greater than zero, then, on the Maturity Date, you will receive an amount per Note equal to 100% of the original principal amount of the Note plus the product of: (i) the original principal amount multiplied by (ii) the Index Return multiplied by (iii) the Upside Participation Rate.
(ii) If, at maturity, the Index Return is between zero and -15%, inclusive, then, on the Maturity Date, you will receive 100% of the original principal amount of the Note.
(iii) If, at maturity, the Index Return is less than -15%, then, on the Maturity Date, you will receive an amount equal to the original principal amount minus 1% of the original principal amount for each percentage point that the Index Return is less than -15%. For example, if the Index Return is -40%, you will suffer a 25% loss and, therefore, receive 75% of the original principal amount.

•	The Index Return is the amount expressed as a percentage, resulting from the quotient of: (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.

•	The Upside Participation Rate equals 104.50%.

•	We will not pay interest during the term of the Notes.

•	The CUSIP number for the Notes is 073928T94.

•	The Notes will not be listed on any securities exchange.

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS, INCLUDING THE RISK THAT YOU MAY LOSE UP TO 85% OF YOUR INVESTMENT. THERE MAY NOT BE A SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE A SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-9.

“Russell” and “Russell 2000® Index” are trademarks or service marks of Russell Investment Group and have been licensed by the Sponsor for use for certain purposes by The Bear Stearns Companies Inc. The Notes are not sponsored, endorsed, sold or promoted by Russell Investment Group, and it makes no representation regarding the advisability of investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Initial public offering price	100.00%	$1,125,000
Agent’s commission	0.00%	$0
Proceeds, before expenses, to us	100.00%	$1,125,000

We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about January 30, 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
_______________
Bear, Stearns & Co. Inc.
January 30, 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the Index. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B due January 30, 2011 (the “Notes”), are Notes whose return is tied or “linked” to the performance of the Russell 2000® Index. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes are principal protected for the first 15% decline in the Index Level only if held to maturity. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Index Return. The Index Return is the amount expressed as a percentage, resulting from the quotient of: (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level. If, at maturity, the Index Return is greater than zero, then, on the Maturity Date, you will receive an amount per Note equal to 100% of the original principal amount of the Note plus the product of: (i) the original principal amount multiplied by (ii) the Index Return multiplied by (iii) the Upside Participation Rate. If, at maturity, the Index Return is between zero and -15%, inclusive, then, on the Maturity Date, you will receive 100% of the original principal amount of the Note. If, at maturity, the Index Return is less than -15%, then, on the Maturity Date, you will receive an amount equal to the original principal amount minus 1% of the original principal amount for each percentage point that the Index Return is less than -15%. For example, if the Index Return is -40%, you will suffer a 25% loss and, therefore, receive 75% of the original principal amount. We will not pay interest during the term of the Notes.

Selected Investment Considerations

•	Partial principal protection—The Notes are principal protected for the first 15% of decline in the Index Level, if held to maturity.

•	No current income—We will not pay interest during the term of the Notes.

•
Growth potential—The Notes offer the possibility to participate in the potential appreciation in the Index. The Cash Settlement Value is based upon whether the Final Index Level is greater than the Initial Index Level. In addition, because of the Upside Participation Rate, investors will receive a 1.045% return for every 1.0% increase in the Final Index Level over the Initial Index Level.

•	Medium-term investment—The Notes may be an attractive investment for investors who have a bullish view of the Index during the term of the Notes.

•	Diversification—Because the Index is currently based on the equity prices of 2,000 companies, the Notes may allow you to diversify an existing portfolio.

•	Low minimum investment—Notes can be purchased in increments of $1,000.

Selected Risk Considerations

•
Possible loss of principal—Your investment in the Notes is not fully principal protected and you may lose up to 85% of your initial investment. If you sell your Notes prior to maturity or the Index declines by more than 15% during the term of the Notes, you may receive less than the amount you originally invested.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity.

•
Liquidity—If a trading market were to develop in the Notes, it may not be liquid. Our subsidiary, Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•	Yield—The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Return related to price movement—If the Final Index Level is less than the Initial Index Level, your return will be limited to the principal amount of your Notes. In addition, investors will lose 1% of their original principal amount for every percentage point that the Index Return is less than -15%.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Index:	The Russell 2000® Index (Bloomberg ticker “RTY”) is published and calculated by Russell Investment Group (the “Sponsor”).

Face Amount:
Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $1,125,000. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

Cash Settlement Value:
If, at maturity, the Index Return is greater than zero, then, on the Maturity Date, you will receive an amount per Note equal to 100% of the original principal amount of the Note plus the product of: (i) the original principal amount multiplied by (ii) the Index Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Index Return is between zero and -15%, inclusive, then, on the Maturity Date, you will receive 100% of the original principal amount of the Note.

If, at maturity, the Index Return is less than -15%, then, on the Maturity Date, you will receive an amount equal to the original principal amount minus 1% of the original principal amount for each percentage point that the Index Return is less than -15%. For example, if the Index Return is -40%, you will suffer a 25% loss and, therefore, receive 75% of the original principal amount.

The Upside Participation Rate equals 104.50%.

Index Return:	The amount expressed as a percentage, resulting from the quotient of: (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.

Interest:	The Notes will not bear interest.

Index Level:	The closing value of the Index, as determined by the Sponsor, on each Index Business Day.

Initial Index Level:	Equals 784.19.

Final Index Level:
Will be determined by the Calculation Agent and will equal the closing value of the Index, as determined by the Sponsor, on January 25, 2011, the “Calculation Date.” The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events.”

Maturity Date:
The Notes are expected to mature on January 30, 2011; provided that, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

Exchange listing:	The Notes will not be listed on any securities exchange.

Index Business Day:	Means any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Index. The Notes will not bear interest and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes are expected to mature on January 30, 2011. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of Notes.”

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. However, the Notes differ from traditional debt securities in that the Notes are not fully principal protected and offer the opportunity to positively participate in the appreciation, if any, of the Index. If, at maturity, the Index Return is less than -15%, you will receive less, and possibly up to 85% less, than the original public offering price of $1,000 per Note. In that case, we will pay you an amount equal to the original principal amount of your Notes, minus 1% of the original principal amount for each percentage point that the Index Return is below -15%. In no event will we pay you less than 15% of the original principal amount of your Notes.

What will I receive at maturity of the Notes?

If, at maturity, the Index Return is greater than zero, then, on the Maturity Date, you will receive an amount per Note equal to 100% of the original principal amount of the Note plus the product of: (i) the original principal amount multiplied by (ii) the Index Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Index Return is between zero and -15%, inclusive, then, on the Maturity Date, you will receive 100% of the original principal amount of the Note.

If, at maturity, the Index Return is less than -15%, then, on the Maturity Date, you will receive an amount equal to the original principal amount minus 1% of the original principal amount for each percentage point that the Index Return is less than -15%. For example, if the Index Return is -40%, you will suffer a 25% loss and, therefore, receive 75% of the original principal amount.

The Index Return is the amount expressed as a percentage, resulting from the quotient of: (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.

The Upside Participation Rate equals 104.50%.

The “Index Level” equals the closing value of the Index, as determined by the Sponsor, on each Index Business Day.

The “Initial Index Level” equals 784.19.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing value of the Index, as determined by the Sponsor, on January 25, 2011, the “Calculation Date.” The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events.”

The “Maturity Date” is expected to be January 30, 2011; provided that, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Primary Exchange” means the primary exchange or market of trading of any security then included in the Index.

“Index Business Day” means any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to “Description of the Notes.”

Are the Notes principal protected?

No. The Notes are not fully principal protected and 85% of your principal investment in the Notes is at risk of loss. The Notes are linked to the performance of the Index and will result in a loss if the Index Return is less than -15%. In this case, the Cash Settlement Value you will receive will equal the original principal amount of your Notes, minus 1% of the original principal amount for each percentage point that the Index Return is below -15%. In no event will we pay you less than 15% of the original principal amount of your Notes.

Will I receive interest on the Notes?

We will not make any periodic payments of interest or any other periodic payments during the term of the Notes.

What is the Index?

Unless otherwise stated, all information on the Index that is provided in this pricing supplement is derived from the Sponsor or other publicly available sources. The Index is published by the Sponsor and is intended to track the price movements of the stocks comprising the Index.

The Index measures the composite price performance of the stocks of 2,000 companies within the U.S. and/or its territories. The 2,000 stocks are the 2,000 smallest securities in the Russell 3000® Index. All of the stocks in the Index are traded on the New York Stock Exchange (the “NYSE”), the Nasdaq Stock Market (the “NASDAQ”) or the American Stock Exchange (the “AMEX”).

The Sponsor chooses stocks for inclusion in the Index with the aim of offering investors access to the small cap segment of the U.S. equity markets. The Index is reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small cap opportunity set. For more information, see the section “Description of the Index.”

How has the Index performed historically?

We have provided a table showing the month-end Index Levels from January 2001 through December 2006. You can find these tables in the section “Description of the Index - Historical Data on the Index”. We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance is not indicative of how the Index will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Index is not an indication of the future performance of the Index.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.”

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends, under ordinary market conditions, to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them if they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. You should refer to “Risk Factors—The Calculation Agent is one of our affiliates, which could result in a conflict of interest” and “Description of the Notes—Calculation Agent.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the price performance of an underlying equity index, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the underlying stocks comprising the Index. In particular, the Notes may be an attractive investment for investors who:

•	believe that the Index Level will increase over the term of the Notes;

•	want potential upside exposure to stocks underlying the Index;

•	are willing to risk the possible loss of up to 85.00% of their investment in exchange for the opportunity to positively participate in the increase, if any, in the Index;

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Index; and

•	wish to gain leveraged exposure to the appreciation, if any, of the Index.

The Notes may not be a suitable investment for you if you:

•	seek full principal protection under all market conditions;

•	seek current income or dividend payments from your investment;

•	seek an investment with an active secondary market;

•	are unable or unwilling to hold the Notes until maturity; or

•	do not have a bullish view of the Index over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled forward or other executory contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service (the “IRS”) in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled forward or other executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any materially similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code and any applicable regulations, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Index will fluctuate. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not fully principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not fully principal protected and 85% of your principal investment in the Notes is at risk of loss. If the Index Return is less than -15%, you will receive less, and possibly up to 85% less, than the original public offering price of $1,000 per Note. In this case, you will lose 1% of the original principal amount for each percentage point that the Index Return is below -15%. In no event will we pay you less than 15% of the original principal amount of your Notes. Accordingly, you may lose up to 85% of your initial investment in the Notes. If you sell your Notes prior to maturity, you may receive less than the amount you originally invested.

The formula for determining the Cash Settlement Value does not take into account changes in the Index Level prior to the Calculation Date.

Changes in the Index Level during the term of the Notes before the Calculation Date will not be reflected in the calculation of the Cash Settlement Value. The Calculation Agent will calculate the Cash Settlement Value based upon the Index Level as of the Calculation Date. As a result, you may receive the amount of your investment in the Notes, or lose up to 85% of your investment in the Notes, even if the Index Level has increased at certain times during the term of the Note before decreasing on the Calculation Date.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is fully principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Your yield will not reflect dividends on the underlying stocks that comprise the Index.

The Index does not reflect the payment of dividends on the stocks underlying it. You should refer to the section “Description of the Notes.”

You must rely on your own evaluation of the merits of an investment linked to an increase, if any, in the Index.

In the ordinary course of our business, we may from time to time express views on expected movements in the Index and in the stocks underlying the Index. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Index and the stocks that underlie the Index and not rely on our views with respect to future movements in the Index and underlying stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to an increase, if any, in the Index.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the Index Level will fluctuate in accordance with changes in the financial condition of the companies issuing the stocks comprising the Index, the value of the underlying stocks comprising the Index generally and other factors. The financial condition of the companies issuing the stocks comprising the Index may weaken or the general condition of the equity market may decline, either of which may cause a decrease in the Index Level and thus a decrease in the value of the Notes. Stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying stocks comprising the Index change. Investor perceptions regarding the companies issuing the stocks comprising the Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The Index Level may be expected to fluctuate until the Calculation Date.

The historical performance of the Index is not an indication of the future performance of the Index.

The historical performance of the Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Index. While the trading prices of the underlying stocks comprising the Index will determine the Index Level, it is impossible to predict whether the Index Level will fall or rise. Trading prices of the underlying stocks comprising the Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or the value of a particular underlying stock.

Because the treatment of the Notes is uncertain, the material U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled forward or other executory contracts linked to the Index, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Index, whether the Final Index Level is greater than or equal to the Initial Index Level, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Index Level is less than, equal to or not sufficiently above the Initial Index Level. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Index performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the Index Level is greater than the Initial Index Level. If you decide to sell your Notes when the Index Level exceeds the Initial Index Level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Index Level because of expectations that the Index Level will continue to fluctuate until the Final Index Level is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the stocks underlying the Index may also affect the Index Level and, thus, the value of the Notes.

•
Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Index Level will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Index on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes may increase. However, interest rates may also affect the economy and, in turn, the Index Level, which (for the reasons discussed above) would affect the value of the Notes. Falling interest rates may increase the Index Level and, thus, reduce the value of the Notes. Rising interest rates may decrease the Index Level and, thus, increase the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investors Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the Index Level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the value of the Index during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes may be less sensitive to the volatility of the Index.

•
Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Index. In general, because the Index does not incorporate the value of dividend payments, higher dividend yields will likely increase the value of the Notes and, conversely, lower dividend yields will likely reduce the value of the Notes.

•
Events involving the companies issuing the stocks comprising the Index. General economic conditions and earnings results of the companies whose stocks comprise the Index, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. Some of the stocks included in the Index may be affected by mergers and acquisitions, which can contribute to volatility of the Index. As a result of a merger or acquisition, one or more stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•
Size and liquidity of the trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity.

•
Hedging obligations under the Notes. The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s (or any other of our subsidiaries’) expected cost of providing such hedge and the profit BSIL (or any other of our subsidiaries) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the Index Level.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Index. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Notes will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Index.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Index Level, or deciding whether a Market Disruption Event has occurred. You should refer to “Description of the Notes - Discontinuance of the Index,” “- Adjustments to the Index” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith. See “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the stocks underlying the Index for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such stocks, and therefore the Index Level. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the Index will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsor is responsible for calculating and maintaining the Index. The policies of the Sponsor concerning the calculation of the Index will affect the Index Level and, therefore, will affect the trading value of the Notes and the Cash Settlement Value.

If the Sponsor discontinues or suspends calculation or publication of the Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If the Index is discontinued or if the Sponsor fails to publish the Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Value, the Calculation Agent will determine the value to be used for the Final Index Level for the Index. The value to be used for the Final Index Level will be computed by the Calculation Agent in the same general manner previously used by the Sponsor. In addition, if at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the Initial Index Level, the Final Index Level, the Index Return or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. See “Description of the Notes—Discontinuance or Modification of the Index,” “Description of the Notes—Adjustments to the Index” and “Description of the Index.”

The Sponsor may change the companies underlying the Index in a way that affects the Index Level and consequently the value of the Notes.

The Sponsor can add, delete or substitute the stocks underlying the Index or make other methodological changes that could decrease the Index Level and hence adversely affect the value of the Notes. You should realize that changes in the companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by the companies whose stocks are included in the Index.

We are not affiliated with any of the companies whose stock underlies the Index. Actions by any company whose stock is part of the Index may affect the price of its stock, the trading price of and the Index Level, and the trading value of the Notes. These companies are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you on the Maturity Date.

We are not responsible for any disclosure by any company in the Index. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Index or any company included in the Index. You should make your own investigation into the Index and the companies underlying the Index.

We and our affiliates have no affiliation with the Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsor (except for the licensing arrangements discussed in the section “Description of the Index—License Agreement”) and have no ability to control or predict the Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index and the Sponsor. The Sponsor is not involved in any way in the offering of the Notes and has no obligation to consider your interests as an owner of Notes when it takes any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Index, the Index Level, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the stocks underlying the Index or derivative instruments related to those stocks for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the Index Level in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

Hedging activities we or our affiliates may engage in may affect the Index Level and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the stocks that comprise the Index, or derivative or synthetic instruments related to those stocks or the Index, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the stocks that underlie the Index. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the Index Level, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Index or the companies issuing the common stock included in the Index. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of stocks included in the Index and, therefore, the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the common stock included in the Index, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

Similarly, we may in the past or may in the future issue Notes that permit a purchaser to take a different view with respect to the movement of the Index than do the Notes (e.g., to take a bearish rather than a bullish view). We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the Index Level by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $1,125,000. The Notes will are expected to mature on January 30, 2011 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Interest

We will not make any periodic payments of interest on the Notes or any other periodic payments on the Notes. At maturity, you will receive the Cash Settlement Value, calculated as described below.

Payment at Maturity

On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level.

If, at maturity, the Index Return is greater than zero, then, on the Maturity Date, you will receive an amount per Note equal to 100% of the original principal amount of the Note plus the product of: (i) the original principal amount multiplied by (ii) the Index Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Index Return is between zero and -15%, inclusive, then, on the Maturity Date, you will receive 100% of the original principal amount of the Note.

If, at maturity, the Index Return is less than -15%, then, on the Maturity Date, you will receive an amount equal to the original principal amount minus 1% of the original principal amount for each percentage point that the Index Return is less than -15%. For example, if the Index Return is -40%, you will suffer a 25% loss and, therefore, receive 75% of the original principal amount.

The Index Return is the amount expressed as a percentage, resulting from the quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level.

The Upside Participation Rate equals 104.50%.

The “Index Level” equals the closing value of the Index, as determined by the Sponsor, on each Index Business Day.

The “Initial Index Level” equals 784.19.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing value of the Index, as determined by the Sponsor, on January 25, 2011, the “Calculation Date.” The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events.”

The “Maturity Date” is expected to be January 30, 2011; provided that, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Primary Exchange” means the primary exchange or market of trading of any security then included in the Index.

“Index Business Day” means any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.

Illustrative Examples

The examples set forth below and the related table depict the hypothetical Cash Settlement Value of a Note based on the assumptions below. The hypothetical Index Levels in the examples and related table do not purport to be representative of every possible scenario concerning increases or decreases in the Index. You should not construe these examples or the data included in the table as an indication or assurance of the expected performance of the Notes.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Index Level is equal to 769.15.

•	The Upside Participation Rate is 100%.

•	All returns are based on a 4-year term; pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Example 1: The Final Index Level is greater than the Initial Index Level.

In this example, the Index generally rises over the term of the Notes. On the Calculation Date, the Final Index Level is 961.44, representing a 25.00% gain from the Initial Index Level. In this example, using the formula below (applicable when the Index Return is positive), the Cash Settlement Value will equal $1,250.00. This example shows how the Upside Participation Rate allows you to benefit from an increase in the Index Level.

Example 2: The Final Index Level is slightly less than the Initial Index Level.

In this example, the Index decreases slightly in value over the term of the Notes. On the Calculation Date, the Final Index Level is 730.69, representing an Index Return of -5.00%. Because the Index Return is less than zero but greater than -15%, on the Maturity Date an investor would receive the original principal amount of the Note. This example shows that an Index Return between zero and -15% results in an investor receiving 100% of the original principal amount of the Note.

Example 3: The Index Return is less than -15%.

In this example, the Index declines substantially over the term of the Notes. The Final Index Level is 499.95, representing a -35% Index Return. Because the Index Return is less than -15%, the investor loses 1% of the original principal amount for each percentage point that the Index Return is less than -15%. The Cash Settlement Value equals $1,000 multiplied by 80% (i.e. 100%-20%). Therefore, at maturity an investor would receive $800.00.

Summary of Examples 1 Through 3
Reflecting the Cash Settlement Value, Excluding Interest Payments

	Example 1	Example 2	Example 3
Initial Index Level	769.15	769.15	769.15
Hypothetical Final Index Level	961.44	730.69	499.95
Value of Final Index Level relative to the Initial Index Level	Higher	Lower (but greater than -15%)	Lower (lower than -15%)
Principal fully repaid?	Yes	Yes	No
Cash Settlement Value per Note	$1,250.00	$1,000.00	$800.00

Table of Hypothetical Cash Settlement Values

Initial Index Level	Final Index Level	Index Return	Cash Settlement Value Per Note	Return if Held to Maturity	Initial Index Level	Final Index Level	Index Return	Cash Settlement Value Per Note	Return if Held to Maturity
769.15	1,538.30	100%	$2,000	100.00%	769.15	730.69	-5%	$1,000	0.00%
769.15	1,499.84	95%	$1,950	95.00%	769.15	692.24	-10%	$1,000	0.00%
769.15	1,461.39	90%	$1,900	90.00%	769.15	653.78	-15%	$1,000	0.00%
769.15	1,422.93	85%	$1,850	85.00%	769.15	615.32	-20%	$950	-5.00%
769.15	1,384.47	80%	$1,800	80.00%	769.15	576.86	-25%	$900	-10.00%
769.15	1,346.01	75%	$1,750	75.00%	769.15	538.41	-30%	$850	-15.00%
769.15	1,307.56	70%	$1,700	70.00%	769.15	499.95	-35%	$800	-20.00%
769.15	1,269.10	65%	$1,650	65.00%	769.15	461.49	-40%	$750	-25.00%
769.15	1,230.64	60%	$1,600	60.00%	769.15	423.03	-45%	$700	-30.00%
769.15	1,192.18	55%	$1,550	55.00%	769.15	384.58	-50%	$650	-35.00%
769.15	1,153.73	50%	$1,500	50.00%	769.15	346.12	-55%	$600	-40.00%
769.15	1,115.27	45%	$1,450	45.00%	769.15	307.66	-60%	$550	-45.00%
769.15	1,076.81	40%	$1,400	40.00%	769.15	269.20	-65%	$500	-50.00%
769.15	1,038.35	35%	$1,350	35.00%	769.15	230.75	-70%	$450	-55.00%
769.15	999.90	30%	$1,300	30.00%	769.15	192.29	-75%	$400	-60.00%
769.15	961.44	25%	$1,250	25.00%	769.15	153.83	-80%	$350	-65.00%
769.15	922.98	20%	$1,200	20.00%	769.15	115.37	-85%	$300	-70.00%
769.15	884.52	15%	$1,150	15.00%	769.15	76.92	-90%	$250	-75.00%
769.15	846.07	10%	$1,100	10.00%	769.15	38.46	-95%	$200	-80.00%
769.15	807.61	5%	$1,050	5.00%	769.15	0.00	-100%	$150	-85.00%
769.15	769.15	0%	$1,000	0.00%

Discontinuance or Modification of the Index

If the Sponsor discontinues publication of or otherwise fails to publish the Index and such Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Final Index Level for such Index will be determined by reference to the value of such Successor Index at the close of trading on the relevant exchanges or markets for the Successor Index on the date as of which such Final Index Level for such Index is to be determined. The Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Index or such Successor Index, as adjusted.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Index.

If the Index is discontinued or if the Sponsor fails to publish the Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Value, the Calculation Agent will determine the value to be used for the Final Index Level for the Index. The value to be used for the Final Index Level will be computed by the Calculation Agent in the same general manner previously used by the Sponsor. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Index

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the Initial Index Level, the Final Index Level, the Index Return or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Calculation Date, the Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the value of the Index.

Market Disruption Events

If there is a Market Disruption Event on the Calculation Date, the Final Index Level will be determined on the first succeeding Index Business Day on which there is no Market Disruption Event. In no event, however, will the Calculation Date be a date that is postponed by more than two Index Business Days following the original date that, but for the Market Disruption Event, would have been the Calculation Date. In that case, the second Index Business Day will be deemed to be the Calculation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Final Index Level on that second Index Business Day in accordance with the formula for and method of calculating the Index in effect prior to the Market Disruption Event using the closing price of each security in the Index on the primary organized exchange or trading system on which such security is then listed or admitted to trading (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the price that would have prevailed on the primary organized exchange or trading system on which such security is then listed or admitted to trading but for such suspension or limitation) as of that second Index Business Day.

A “Market Disruption Event” means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Primary Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchanges or Related Exchanges or otherwise, (A) relating to securities that comprise 20% or more of the Index Level or (B) in futures or options contracts relating to the Index on any Related Exchange;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, securities that comprise 20% or more of the Index Level or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index on any Related Exchange;

(c) the closure on any Index Business Day of any Primary Exchange relating to securities that comprise 20% or more of the Index Level or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Primary Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Primary Exchange or Related Exchange on such Index Business Day for such Primary Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Index Business Day for such Primary Exchange or Related Exchange; or

(d) any Index Business Day on which any Primary Exchange or Related Exchange fails to open for trading during its regular trading session.

For the purposes of determining whether a Market Disruption Event in respect of the Index exists at any time, if a Market Disruption Event occurs in respect of a security included in the Index at any time, then the relevant percentage contribution of that security to the Index Level shall be based on a comparison of (x) the portion of the Index Level attributable to that security and (y) the overall Index Level, in each case immediately before the occurrence of such Market Disruption Event.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Primary Exchange” means the primary exchange or market of trading of any security then included in the Index.

“Index Business Day” means any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Based on the information currently available to us, on each of September 11, 12, 13 and 14, 2001, the NYSE and The Nasdaq Stock Market suspended all trading for the entire day, and on October 27, 1997, the NYSE and The Nasdaq Stock Market suspended all trading during the one-half hour period preceding the close of trading. If any such suspension of trading occurred during the term of the Notes, it would constitute a Market Disruption Event. The existence or non-existence of these circumstances, however, is not necessarily indicative of the likelihood of these circumstances arising or not arising in the future.

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a beneficial owner of a Note, upon any acceleration permitted by the Indenture will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE INDEX

General

We have derived all information relating to the Russell 2000® Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by Russell Investment Group (the “Sponsor”). The Index was developed by the Sponsor and is calculated, maintained and published by the Sponsor. The Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time.

The Index is an index calculated, published, and disseminated by the Sponsor, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories. All 2,000 stocks are traded on the New York Stock Exchange, the American Stock Exchange LLC, or NASDAQ, and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

The Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Index is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into the Index. Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from the Index. Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the Index, although exceptions to this general rule have been made where the Sponsor has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below. Based on closing values on May 31 of each year, the Sponsor reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. Real-time dissemination of the Index began on January 1, 1987.

Computation of the Index

The Index is a capitalization-weighted index. The Index reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date. The Index is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of the Index on the base date of December 31, 1986. The most recently traded price for a security will be used in determining the Index. If a component security is not open for trading, the most recently traded price for that stock will be used. The divisor is adjusted to reflect certain events in order to provide consistency for the Index. The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes. Available shares are considered to be available for trading. Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which the Russell indices are completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get bigger or smaller over time, or change in style characteristics. Reconstitution ensures that the correct companies are represented in each Russell index.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings. Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares - shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•
Corporate cross-owned shares - when shares of a company in the Index are held by another company also in the Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•
Large private and corporate shares - when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

•	Unlisted share classes - classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of Index maintenance adjustments and indicates whether or not an index adjustment is required.

•
“No Replacement” Rule - Securities that leave the Index for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced. Therefore, the number of securities in the Index will fluctuate according to corporate activity.

•
Rule for Corporate Action-Driven Changes - When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the Index at the open of trading on the ex-date using the previous day's closing prices.

•
When acquisitions or mergers take place within the Index, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of the Index. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

•
Deleted Stocks - When deleting stocks from the Index as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange. There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

•
Additions for Spin-Offs - Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Index at the latest reconstitution.

•
Quarterly IPO Additions - Eligible companies that have recently completed an initial public offering are added to the Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000® Index. Eligible companies will be added to the Index using their industry's average style probability established at the latest constitution.

In order for a company to be added to the Index in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements. Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in the Index as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, the Russell Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Neither we nor any of our affiliates, including the agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any Successor Index. The Sponsor does not guarantee the accuracy or the completeness of the Index or any data included in the Index. The Sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. The Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

Historical Data on the Index

The following table sets forth the month-end Index Levels from January 31, 2001 through December 31, 2006. We obtained the Index Levels listed below from public sources and believe such information to be accurate.

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the Index Level during any period shown in the following table is not an indication that the Index Level is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index Level during any period shown in the following table is not an indication of the future performance of the Index. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Index in the future. The actual performance of the Index over the life of the Notes may bear little relation to the historical terms shown below.
	2001	2002	2003	2004	2005	2006
January	508.34	483.10	372.17	580.76	624.02	733.20
February	474.37	469.36	360.52	585.56	634.06	730.64
March	450.53	506.46	364.54	590.31	615.07	765.14
April	485.32	510.67	398.68	559.80	579.38	764.54
May	496.50	487.47	441.00	568.28	616.71	721.01
June	512.80	462.65	448.37	591.52	639.66	724.67
July	484.78	392.42	476.02	551.29	679.75	700.56
August	468.56	390.96	497.42	547.93	666.51	720.53
September	404.87	362.27	487.68	572.94	667.80	725.59
October	428.17	373.50	528.22	583.79	646.61	766.84
November	460.78	406.36	546.51	633.77	677.29	786.12
December	488.50	383.09	556.91	651.57	673.22	787.66

License Agreement

We have entered into a non-exclusive license agreement with the Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned and published by the Sponsor, in connection with certain securities, including the Notes.

The license agreement between the Sponsor and us provides that the following language must be set forth in this pricing supplement:

“The Notes are not sponsored, endorsed, sold or promoted by the Sponsor. The Sponsor makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. The Sponsor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of the Sponsor and of the Index, which is determined, composed and calculated by the Sponsor without regard to us or the Notes. The Sponsor has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the Index. The Sponsor is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. The Sponsor has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

The Sponsor does not guarantee the accuracy and/or the completeness of the Index or any data included therein and the Sponsor shall have no liability for any errors, omissions, or interruptions therein. The Sponsor makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the Index or any data included therein. The Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the Sponsor have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between the Sponsor and us.”

All disclosures contained in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Sponsor. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash-settled forward or other executory contracts with respect to the Index. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Alternative Characterizations and Treatments

Although we intend to treat each Note as a pre-paid cash-settled forward or other executory contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In additional, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to pre-paid forward contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

Other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the timing and the character of the income, gain, or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

A non-U.S. holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note should not be subject to U.S. federal income or withholding tax in respect of the Notes so long as (1) the non-U.S. holder provides an appropriate statement, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person (as defined for federal income tax purposes), (2) the non-U.S. holder is not a bank that has purchased the Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (3) the non-U.S. holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to us, and (4) the Index actively traded within the meaning of section 871(h)(4)(C)(v) of the Code. We expect that the Index will be treated as actively traded within the meaning of section 871(h)(4)(C)(v) of the Code.

If any of these conditions are not met, a 30% withholding tax may apply to payments on the Notes, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder. In the latter case, such non-U.S. holder should be subject to U.S. federal income tax with respect to all income from the Notes at regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax.

In general, the gain realized on the maturity, sale, exchange or other disposition of the Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, in which case the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax, or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied, in which case the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder's capital gains derived from the maturity, sale, exchange, retirement or other disposition of the Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holder of Notes that are not exempt from the reporting requirements.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of securities by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us and Bear Stearns is considered a "disqualified person" under the Code or "party in interest" under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a "party in interest" to any IRA other than certain employer−sponsored IRAs, as only employer−sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in−house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non−exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non−exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such securities, will be deemed to represent that the purchase, holding and disposition of the securities does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law ("Similar Law") similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the securities. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the securities will not result in a non−exempt violation of applicable Similar Law.

The sale of any security to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes and in part for hedging by us or one or more of our subsidiaries (including BSIL) of our obligations under the Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual futures contracts included in the Index, futures contracts on the Index and/or options on such futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the Index Level), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, individual futures contracts included in the Index, listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index and such individual futures contracts. In addition, we and/or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Notes and may, in our or its discretion, hold or resell such Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in the Index, individual futures contracts included in the Index or options contracts in, or other derivative or synthetic instruments related to, the Index and such underlying futures contracts, then we or one or more of our subsidiaries may liquidate a portion of its holdings at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of such options, futures contracts or options on futures contracts or on the Index Level, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of August 16, 2006, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$1,125,000
Total	$1,125,000

Bear Stearns intends to initially offer $1,125,000 of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, Bear Stearns may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns without a discount.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market to develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement and the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$1,125,000

Medium-Term Notes, Series B

Linked to the Performance of the
Russell 2000® Index
Due January 30, 2011

____________________________

PRICING SUPPLEMENT
____________________________

Bear, Stearns & Co. Inc.

January 30, 2007

TABLE OF CONTENTS

Pricing Supplement

Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-5
Risk Factors	PS-9
Description of the Notes	PS-15
Description of the Index	PS-21
Certain U.S. Federal Income Tax Considerations	PS-26
Certain ERISA Considerations	PS-28
Use of Proceeds and Hedging	PS-30
Supplemental Plan of Distribution	PS-30
Legal Matters	PS-31
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49